UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 27, 2010

NATURE’S CALL BRANDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-163077	27-1269503
(State or Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3120 S. Durango Drive, Suite 305, Las Vegas, NV  89117-4454
(Address of principal executive office)

Registrant’s telephone number, including area code:  702-509-5049

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01 Regulation FD Disclosure.

Effective October 27, 2010, Nature’s Call Brands Inc. (“Nature’s Call” or the “Company”) entered into a Letter of Intent with two Mexican resident individuals (the “Vendors”) pursuant to which the Vendors agreed to grant us an option to acquire a 100% interest in certain mining properties representing the Cerro Caliche project (the “Properties”)  located in the municipality of Cucurpe, Sonora State, Mexico, subject to the parties’ entering into a definitive agreement.  Under the terms of the letter of intent, to exercise the option, the Company is required to pay several cash installments aggregating $2 million as detailed below:

(a)	a non-refundable amount of $5,000 within 72 hours of signing the Letter of Intent;

(b)	an additional $64,000 within seven days of execution of a definitive agreement;

(c)	an additional $50,000 within six months of execution of a definitive agreement;

(d)	an additional $50,000 within twelve months of execution of a definitive agreement;

(e)	an additional $50,000 within eighteen months of execution of a definitive agreement;

(f)	an additional $100,000 within twenty-four months of execution of a definitive agreement;

(g)	an additional $200,000 within thirty months of execution of a definitive agreement;

(h)	an additional $200,000 within thirty-six months of execution of a definitive agreement;

(i)	an additional $250,000 within forty-two months of execution of a definitive agreement; and

(j)	an additional $1,031,000 within forty-eight months of execution of a definitive agreement.

Closing of the transactions contemplated in the letter of intent is subject to a number of conditions including the parties’ entry into a definitive agreement for the acquisition of the claims within 60 days of the date of execution of the letter of intent and completion of the parties’ respective due diligence. There is no assurance that the transaction will be completed as planned or at all.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits.

99.1	News Release Dated November 3, 2010 regarding entry into letter of intent regarding Cerro Caliche properties

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE’S CALL BRANDS, INC.

Per:     /s/ Robbie Manis
Robbie Manis
President
November 3, 2010